Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 4th QUARTER 2008 RESULTS;

PROVIDES 1st QUARTER AND UPDATED FULL YEAR 2009 OUTLOOK

BOCA RATON, FL., February 26, 2009 — SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2008. Highlights of the results include:

•	Fourth quarter over year earlier period:

•	Site leasing revenue growth of 32.1%

•	Tower cash flow growth of 35.9%

•	Operating income growth of $1.8 million

•	Net income of $2.7 million in fourth quarter 2008 compared to net loss of $28.9 in fourth quarter 2007

•	Adjusted EBITDA growth of 37.8%

•	Equity free cash flow per share growth of 29.0%

Operating Results

Total revenues in the fourth quarter of 2008 were $134.4 million, compared to $108.9 million in the year earlier period, an increase of 23.4%. Site leasing revenue of $111.9 million was up 32.1% over the year earlier period and site leasing segment operating profit (as defined below) of $85.1 million was up 35.3% over the year earlier period. Site leasing contributed 96.9% of the Company’s total segment operating profit in the fourth quarter of 2008.

Tower Cash Flow (as defined below) in the fourth quarter of 2008 was $85.9 million, a 35.9% increase over the year earlier period. Tower Cash Flow margin for the fourth quarter of 2008 was 78.2%, compared to 76.5% in the year earlier period.

Site development revenues were $22.5 million in the fourth quarter of 2008 compared to $24.2 million in the year earlier period, a 6.9% decrease. Site development segment operating profit margin was 12.2% in the fourth quarter of 2008, compared to 12.5% in the year earlier period.

Selling, general and administrative expenses were $13.3 million in the fourth quarter of 2008, compared to $11.9 million in the year earlier period. Included in selling, general and administrative expenses are non-cash compensation charges of $1.5 million and $1.4 million in the fourth quarter of 2008 and 2007, respectively. Included in selling, general and administrative expense, in the fourth quarter of 2008, is a $0.6 million pension settlement expense for the termination of the pension plan the Company acquired as part of its acquisition of AAT Communications Corporation in 2006.

Net income for the fourth quarter of 2008 was $2.7 million or $0.02 per share, compared to a net loss of $28.9 million or $(0.27) per share in the year earlier period. Net income for the fourth quarter of 2008 includes a $32.0 million gain on extinguishment of debt net of the write-off of deferred financing fees, an other-than-temporary impairment charge of $7.8 million related to our auction rate securities and an impairment charge of $0.9 million associated with eight of our tower sites.

Adjusted EBITDA (as defined below) for the fourth quarter of 2008 was $77.3 million, compared to $56.1 million in the year earlier period, a 37.8% increase. Adjusted EBITDA margin was 58.4% in the fourth quarter of 2008 compared to 52.5% in the year earlier period.

Net cash interest expense (as defined below) was $28.2 million in the fourth quarter of 2008, compared to $20.6 million in the year earlier period.

Equity free cash flow (as defined below) for the fourth quarter of 2008 was $47.0 million compared to $33.2 million in the year earlier period. Equity free cash flow per share was $0.40 in the quarter ended December 31, 2008 compared to $0.31 per share in the year earlier period, an increase of 29.0%.

“We had a very solid fourth quarter, highlighted by strong, industry-leading growth in a number of metrics where we exceeded the high end of our quarterly financial guidance,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “As a result of the positive impact of our fourth quarter results, we are modestly increasing certain items of our 2009 Outlook. Our customers continue to be busy in the aggregate, and we are experiencing solid demand for our tower space and services at the level we expected for this time of the year. Consumer demand for wireless services remains strong, particularly in the area of data services. Strong consumer demand has historically translated, and we believe it will continue to translate, into increased network requirements by our customers. Based on our current backlogs and conversations with our customers, and notwithstanding a very difficult economy, we expect 2009 to be another solid year with strong organic leasing revenue growth.

“On the capital deployment side, we continue to be focused primarily on reducing our net debt leverage at least until such time as we have taken steps to refinance some of our debt with maturity dates in 2010. The debt markets have improved in the last couple of months, and we are carefully monitoring the markets for refinancing opportunities ahead of our next maturity dates. With our large portfolio growth of 2008 now fully integrated and behind us, we are anticipating material increases in adjusted EBITDA and rapid deleveraging as we move through 2009. We believe our strong expected performance in 2009 will continue to differentiate SBA and serve us well as we look to seize on and maximize our refinancing opportunities.”

Investing Activities

During the fourth quarter of 2008, SBA purchased 350 towers, five managed sites and five distributed antenna system (“DAS”) networks and built 25 towers. As of December 31, 2008, SBA owned 7,854 towers compared to 6,220 towers at December 31, 2007. The towers, managed sites and DAS networks were purchased for an aggregate amount of approximately $229.0 million, of which $224.1 million was paid in cash and the remainder through the issuance of shares of SBA common stock. Total cash capital expenditures for the fourth quarter of 2008 were $251.5 million, consisting of $1.6 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $249.9 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease buyouts). During the fourth quarter, the Company spent $7.9 million purchasing land and easements and extending lease terms with respect to land underlying its towers. Since December 31, 2008, SBA has acquired 2 towers. The aggregate purchase price paid for the towers and related assets was $.9 million of which all was paid through the issuance of shares of SBA common stock.

Financing Activities and Liquidity

SBA ended the fourth quarter with $1.49 billion of commercial mortgage-backed pass-through certificates outstanding, $138.1 million of 0.375% Convertible Senior Notes, $550.0 million of 1.875% Convertible Senior Notes, $230.6 million borrowed under the Company’s senior credit facility and $149.0 million outstanding under the Optasite credit facility assumed in the Optasite acquisition, which is recorded on the Company’s balance sheet at its accreted value of $146.4 million. At December 31, 2008, cash and cash equivalents, short term investments and short-term restricted cash was approximately $117.6 million, and the Company had approximately $54.4 million of additional availability under its senior credit facility. At December 31, 2008, the Company’s net debt (as defined below) was $2.4 billion and its net debt and net secured debt to Annualized Adjusted EBITDA leverage ratios (as defined below) were 7.9x and 5.7x, respectively.

During the fourth quarter of 2008, the Company repurchased, in privately negotiated transactions, $211.9 million of its 0.375% Convertible Senior Notes and $65.5 million of its 2005 and 2006 CMBS notes for $147.8 million in cash and 3.4 million shares of its Class A common stock.

Subsequent to December 31, 2008, the Company repurchased an additional $34.0 million of its 0.375% Convertible Senior Notes and $7.6 million of its 2005 and 2006 CMBS Notes for $25.3 million in cash and 0.6 million shares of its Class A common stock. As of the date of this press release, the Company has $104.2 million of its 0.375% Convertible Senior Notes, $550.0 million of its 1.875% Convertible Senior Notes and $1.48 billion of its 2005 and 2006 CMBS Notes outstanding.

Outlook

The Company is providing its first quarter 2009 and updating its Full Year 2009 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Quarter ended March 31, 2009			Full Year 2009
	($’s in millions)
Site leasing revenue	$114.0	to	$116.0	$460.0	to	$480.0
Site development revenue	$18.0	to	$20.0	$75.0	to	$95.0
Total revenues	$132.0	to	$136.0	$535.0	to	$575.0
Tower cash flow	$88.0	to	$90.0	$355.0	to	$375.0
Adjusted EBITDA (1)	$79.5	to	$81.5	$324.5	to	$340.5
Net cash interest expense (2)	$26.0	to	$27.0	$103.0	to	$113.0
Cash taxes paid	$0.5	to	$0.7	$2.0	to	$3.0
Non-discretionary cash capital expenditures(3)	$2.0	to	$3.0	$6.0	to	$9.0
Equity free cash flow(4)	$48.8	to	$53.0	$199.5	to	$229.5
Discretionary cash capital expenditures(5)	$10.0	to	$18.0	$30.0	to	$50.0

(1)

Excludes acquisition related costs which, commencing January 1, 2009 pursuant to the adoption of Statement of Financial Accounting Standard 141(R), are required to be expensed and included within operating expenses.

(2)

Excludes amortization of deferred financing fees, non-cash interest expense associated with the Optasite credit facility, any non-cash interest expense associated with the adoption of APB 14-1 and any impact of interest rate hedging. Full year 2009 Outlook assumes an average one-month LIBOR rate of approximately 1.15%.

(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Defined as Adjusted EBITDA less net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid.
(5)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. The Company plans on building 80 to 100 new towers in 2009 for its ownership. Full year 2009 Outlook assumes no cash acquisitions of additional towers.

Conference Call Information

SBA Communications Corporation will host a conference call Friday, February 27, 2009 at 10:00 A.M. EST to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, February 27, 2009 at 10:00 A.M. Eastern Standard Time
Dial-in number:	(800) 230-1074

Conference call name:	SBA Fourth Quarter Results
Replay:	February 27, 2009 at 1:00 P.M. to March 13, 2009 at 11:59 P.M.
Number:	(800) 475-6701
Access Code:	983821
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company’s expectations regarding customer demand and activity for the full year 2009, its effect on the Company’s organic site leasing revenue growth and the Company’s expectation that 2009 will be a solid year; (ii) consumer demand for wireless services, particularly data services, and the Company’s belief that this will translate into increased network requirements by our customers; (iii) the Company’s financial and operational guidance for the first quarter of 2009 and full year 2009; (iv) the Company’s expectations regarding its tower portfolio growth during 2009, including the Company’s plan to build 80 to 100 new towers, and the impact of such growth on the Company’s 2009 Outlook; (v) the Company’s expectations for material increases in Adjusted EBITDA as a result of the Company’s large portfolio growth during 2008; and (vi) the Company’s intention to reduce net debt, the Company’s beliefs regarding its ability to maximize refinancing opportunities well ahead of the next maturity dates and the Company’s expectations regarding materially reducing leverage as it moves through 2009. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 28, 2008 and the Company’s reports filed on Form 10-Q. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (3) the impact, if any, of consolidation among wireless service providers; (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (5) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for our business; (6) the Company’s ability to reduce net debt and, therefore, materially reduce its leverage as it moves through 2009; (7) the Company’s ability to successfully refinance its debt with maturity dates in 2010 and 2011 ahead of their maturity dates, on favorable terms, or at all; (8) the zoning, weather, availability of labor and supplies and other factors that could affect the Company’s ability to build 80 to 100 towers in 2009; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to realize economies of scale from its tower portfolio; (11) the Company’s ability to comply with covenants and the terms of its credit instruments; (12) market conditions and the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates that may affect the Company’s ability to repurchase outstanding debt, refinance its outstanding debt, service its outstanding debt, access current borrowing availability, or impact the Company’s ability to pursue other financing alternatives, including the offering of common stock, convertible securities or securitization transactions; (13) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular; and (14) the continued dependence on towers and outsourced site development services by the wireless carriers.

With respect to the Company’s plan for new builds, these factors also include identifying and obtaining a location attractive to our customers, executing new leases on such towers and obtaining the necessary regulatory and environmental permits on a timely basis. Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 35,000 antenna sites in the United States.

Non-GAAP Financial Measures

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenue less segment cost of revenue (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by segment revenue. Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, indicators of the operating performance of our site leasing and site development segments and each is used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation, accretion and amortization, which is largely fixed. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue, segment gross profit or segment gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Segment Operating Profit and Segment Operating Profit Margin have certain material limitations. Specifically, these measurements do not include depreciation, accretion or amortization expense. As we use capital assets in our business, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore, any measure that excludes depreciation, accretion and amortization expense has material limitations. We compensate for these limitations by using Segment Operating Profit and Segment Operating Profit Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the operating performance of our segments.

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing segment		Site Development segment
	For the three months ended December 31,		For the three months ended December 31,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Segment revenue	$111,921	$84,718	$22,508	$24,185
Segment cost of revenues (excluding depreciation, accretion and amortization):	(26,808)	(21,821)	(19,753)	(21,164)

Segment operating profit	$85,113	$62,897	$2,755	$3,021

Segment operating profit margin (1)	76.0%	74.2%	12.2%	12.5%

(1)	Segment operating profit margin for a particular quarterly period is segment operating profit divided by segment revenue.

Tower Cash Flow and Tower Cash Flow Margin

This press release includes disclosures on our historical results and future outlook for Tower Cash Flow and Tower Cash Flow Margin, which are non-GAAP financial measures. Tower Cash Flow is defined as Site Leasing Segment Operating Profit excluding non-cash leasing revenue and non-cash ground lease expense and Tower Cash Flow Margin is defined as Tower Cash Flow divided by the difference of site leasing revenue minus non-cash site leasing revenue. We discuss these non-GAAP financial measures because we believe these items are indicators of performance of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with our senior credit facility. Neither Tower Cash Flow nor Tower Cash Flow Margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Tower Cash Flow and Tower Cash Flow Margin have certain material limitations. Specifically, these measurements do not include leasing revenue of a non-cash nature and ground lease expense of a non-cash nature. Because these non-cash leasing revenue and non-cash ground lease expenses reflect the straight-line impact of the tenant leases and ground leases associated with our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow and Tower Cash Flow Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the profitability of our site leasing operations.

The reconciliation of Tower Cash Flow is as follows:

	For the three months ended December 31,
	2008	2007
	(in thousands)
Site leasing revenue	$111,921	$84,718
Site leasing cost of revenue (excluding depreciation, accretion and amortization)	(26,808)	(21,821)

Site leasing segment operating profit	85,113	62,897
Non-cash leasing revenue	(2,106)	(2,108)
Non-cash ground lease expense	2,853	2,399

Tower Cash Flow(1)	$85,860	$63,188

(1) Tower Cash Flow for the three months ended March 31, 2009 and fiscal year 2009 will be calculated in the same manner.

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended December 31,
	2008	2007
	(in thousands)
Site leasing revenue	$111,921	$84,718
Non-cash leasing revenue	(2,106)	(2,108)

Site leasing revenue minus non-cash revenue	109,815	82,610

Tower Cash Flow	$85,860	$63,188

Tower Cash Flow Margin (1)	78.2%	76.5%

(1) Tower Cash Flow Margin for the three months ended March 31, 2009 and fiscal year 2009 will be calculated in the same manner.

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

This press release includes disclosures on our historical results and future outlook for Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is defined as net income (loss) excluding the impact of net interest expenses, provision for taxes, depreciation, accretion and amortization, asset impairment and other charges, non-cash compensation, loss from write-off of deferred financing fees and extinguishment of debt, other income and expense (including in the fourth quarter of 2008 the $7.8 million other-than-temporary impairment charge on the Company’s auction rate securities), non-recurring acquisition related integration costs associated with the Optasite and Light Tower acquisitions, non-cash leasing revenue and non-cash ground lease expense. In addition, commencing January 1, 2009, Adjusted EBITDA excludes acquisition related costs which, pursuant to the adoption of Statement of Financial Accounting Standard 141(R), are required to be expensed and included within operating expenses. Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by the difference of total revenue minus non-cash leasing revenue. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with our senior credit facility. Neither Adjusted EBITDA, Annualized Adjusted EBITDA nor Adjusted EBITDA Margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin have certain material limitations, including the following:

•

They do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

•

They do not include depreciation, accretion and amortization expense. As we use capital assets, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation, accretion and amortization expense has material limitations;

•

They do not include provisions for taxes. Because the payment of taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations; and

•

They do not include non-cash expenses such as asset impairment and other charges, non-cash compensation, other expense/income, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations.

We compensate for these limitations by using Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin as only three of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

The reconciliation of Adjusted EBITDA and the calculation of Annualized Adjusted EBITDA are as follows:

	For the three months ended December 31,
	2008	2007
	(in thousands)
Net income (loss)	$2,684	$(28,879)
Interest income	(1,309)	(2,654)
Interest expense	33,779	25,437
Provision for income taxes (1)	700	453
Depreciation, accretion, and amortization	62,114	44,340
Asset impairment	921	—
Gain from extinguishment of debt net of write-off of deferred financing fees	(32,037)	—
Non-cash compensation	1,580	1,428
Non-cash leasing revenue	(2,106)	(2,108)
Non-cash ground lease expense	2,853	2,399
Other (2)	8,110	15,663

Adjusted EBITDA(3)	$77,289	$56,079

Annualized Adjusted EBITDA(4)	$309,156	$224,316

(1)

For the three months ended December 31, 2008 and December 31, 2007, these amounts included $355 and $320, respectively, of franchise taxes reflected on the Statement of Operations in selling, general and administrative expenses.

(2)	For the three months ended December 31, 2008, this amount includes $43 of acquisition integration costs reflected on the Statement of Operations in selling, general and administrative expenses.
(3)

Adjusted EBITDA for the three months ended March 31, 2009 and fiscal year 2009 will be calculated in the same manner. Commencing January 1, 2009, Adjusted EBITDA excludes acquisition related costs which, pursuant to the adoption of Statement of Financial Accounting Standard 141(R), are required to be expensed and included within operating expense.

(4)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended December 31,
	2008	2007
	(in thousands)
Total revenues	$134,429	$108,903
Non-cash leasing revenue	(2,106)	(2,108)

Total revenue minus non-cash revenue	$132,323	$106,795

Adjusted EBITDA	$77,289	$56,079

Adjusted EBITDA margin (1)	58.4%	52.5%

(1)	Adjusted EBITDA Margin for the three months ended March 31, 2009, and fiscal year 2009 will be calculated in the same manner.

Net Debt and Leverage Ratio

This press release includes disclosures regarding Net Debt and Leverage Ratio. We defined Net Debt as the notional principal amount of outstanding debt minus cash and cash equivalents, short-term investments, and short-term restricted cash. Due to various different GAAP policies, there are situations in which the notional principal amount of the Company’s outstanding debt is not reflected on the face of the Company’s financial statements. For example, commencing January 1, 2009, the Company is required to retroactively present its debt balances associated with its Convertible Senior Notes in accordance with FSP APB 14-1. In addition, the $150 million credit facility assumed in the Optasite acquisition has been recorded at a discount in order to reflect its fair value as of the date of the acquisition. We believe that by including the full amount of the notional principal amount due at maturity for purposes of calculating net debt it will provide investors a more complete understanding of our debt and leverage position. Leverage Ratio is defined as Net Debt divided by Annualized Adjusted EBITDA. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition, and they are used by our lenders to determine compliance with certain covenants under our senior credit facilities. The non-GAAP measurements of Net Debt and Leverage Ratio have certain material limitations. Specifically, these measurements exclude cash and cash equivalents, short-term investments, and short-term restricted cash thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition, since a component of our Leverage Ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. We compensate for these limitations by using Net Debt and our Leverage Ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

The calculations of Net Debt and Leverage Ratio are as follows:

December 31, 2008
(in thousands)
Long-term debt	$2,548,660
Current maturities of long-term debt	6,000
Discount on Optasite credit facility	2,588
Less:
Cash and cash equivalents, short-term investments, and short-term restricted cash	(117,617)

Net debt	$2,439,631

Divided by:
Annualized Adjusted EBITDA	$309,156

Net Leverage Ratio	7.9x

Net Secured Debt and Secured Leverage Ratio

This press release includes disclosures regarding Net Secured Debt and Secured Leverage Ratio. We define Net Secured Debt as the notional principal amount of outstanding debt minus the notional principal amount of outstanding unsecured debt and cash and cash equivalents, short-term investments and short-term restricted cash. Due to various different GAAP policies, there are situations in which the notional principal amount of the Company’s outstanding debt is not reflected on the face of the Company’s financial statements. For example, commencing January 1, 2009, the Company is required to retroactively present its debt balances associated with its Convertible Senior Notes in accordance with FSP APB 14-1. In addition, the $150 million credit facility assumed in the Optasite acquisition has been recorded at a discount in order to reflect its fair value as of the date of the acquisition. We believe that by including the full amount of the notional principal amount due at maturity for purposes of calculating net secured debt it will provide investors a more complete understanding of our debt and leverage position. Secured Leverage Ratio is defined as Net Secured Debt divided by Annualized Adjusted EBITDA. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition and are used by lenders to evaluate potential borrowing capacity. The non-GAAP measurements of Net Secured Debt and Secured Leverage Ratio have certain material limitations. Specifically, these measurements exclude unsecured debt and cash and cash equivalents, short term investments and short-term restricted cash thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis and because we are obligated to repay our unsecured debt upon its final maturity, these measures may have material limitations. In addition, since a component of our Secured Leverage Ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. We compensate for these limitations by using Net Secured Debt and our Secured Leverage Ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

The calculations of Net Secured Debt and Secured Leverage Ratio are as follows:

December 31, 2008
(in thousands)
Long term debt	$2,548,660
Current maturities of long-term debt	6,000
Discount on Optasite credit facility	2,588
Less:
Unsecured long-term debt	(688,149)

Secured long-term debt	1,869,099
Less: Cash and cash equivalents, short-term investments, and short-term restricted cash	(117,617)

Net secured debt	$1,751,482

Divided by:
Annualized Adjusted EBITDA	$309,156

Secured Leverage Ratio	5.7x

Net Cash Interest Expense

This press release, including our first quarter 2009 and full year 2009 Outlook, also includes disclosures regarding Net Cash Interest Expense which is a non-GAAP financial measure. Net Cash Interest Expense is defined as interest expense less interest income and adjusted to exclude the impact of interest rate hedging, non-cash interest expense associated with the Optasite credit facility assumed in the Optasite acquisition and, beginning in 2009, to exclude non-cash interest expense recorded in connection with the adoption of FSP APB 14-1.

The reconciliation of Net Cash Interest Expense is as follows:

	For the three months ended December 31,
	2008	2007
	(in thousands)
Interest expense(1)	$30,355	$23,162
Impact of interest rate hedging (2)	(872)	141
Interest income	(1,309)	(2,654)

Net cash interest expense	$28,174	$20,649

(1)	Excludes amortization of deferred financing fees and accretion of Optasite credit facility discount for the three months ended December 31, 2008.
(2)	The three months ended December 31, 2008 includes a loss on the settlement of interest rate swaps inherited as part of the Optasite acquisition.

Equity Free Cash Flow and Equity Free Cash Flow Per Share

This press release includes disclosures on our historical results and our future outlook for Equity Free Cash Flow and Equity Free Cash Flow Per Share which are non-GAAP financial measures. Equity Free Cash Flow is defined as Adjusted EBITDA minus net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid. Equity Free Cash Flow Per Share is defined as Equity Free Cash Flow divided by the weighted average shares outstanding for the period. We discuss Equity Free Cash Flow and Equity Free Cash Flow Per Share because we believe that these measures are indicators of the amount of cash produced by our business and thus reflect the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtedness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with GAAP. Equity Free Cash Flow Per Share is not intended to be an alternative measure of earnings per share as determined in accordance with GAAP.

The use of Equity Free Cash Flow and Equity Free Cash Flow Per Share has certain material limitations. Specifically, these measurements do not include discretionary capital expenditures. Because the determination of which capital expenditures are discretionary is subject to various interpretations and because these types of capital expenditures are an integral part of our plans for growth, any measure that excludes these items has material limitations. Furthermore, as the calculations of Equity Free Cash Flow and Equity Free Cash Flow Per Share are based on our Adjusted EBITDA, this measure is subject to the same material limitations associated with

Adjusted EBITDA. In addition, by using Adjusted EBITDA as the starting point rather than cash flow from operating activities, timing differences on the cash receipts and disbursements of a number of items, primarily in working capital, are not captured. We compensate for these limitations by using Equity Free Cash Flow and Equity Free Cash Flow Per Share as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our cash flow from operations.

The reconciliation of Equity Free Cash Flow is as follows:

	For the three months ended December 31,
	2008	2007
	(in thousands)
Adjusted EBITDA	$77,289	$56,079
Net interest expense	(28,174)	(20,649)
Non-discretionary cash capital expenditures	(1,639)	(1,647)
Cash taxes paid	(492)	(587)

Equity free cash flow(1)	$46,984	$33,196

(1)	Equity Free Cash Flow for the three months ended March 31, 2009 and fiscal year 2009 will be calculated in the same manner.

The calculation of Equity Free Cash Flow Per Share is as follows:

	For the three months ended December 31,
	2008	2007
	(in thousands except per share amounts)
Equity Free Cash Flow	$46,984	$33,196
Divided by:
Weighted average number of common shares	116,498	105,961

Equity Free Cash Flow Per Share	$0.40	$0.31

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	For the three months ended December 31,		For the fiscal year ended December 31,
	(unaudited)	(unaudited)	(unaudited)	(audited)
	2008	2007	2008	2007
Revenues:
Site leasing	$111,921	$84,718	$395,541	$321,818
Site development	22,508	24,185	79,413	$86,383

Total revenues	134,429	108,903	474,954	$408,201

Operating expenses:

Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	26,808	21,821	96,175	88,006
Cost of site development	19,753	21,164	71,990	75,347
Selling, general and administrative (1)	13,306	11,878	48,841	45,569
Asset impairment	921	—	921	—
Depreciation, accretion and amortization	62,114	44,340	211,445	169,232

Total operating expenses	122,902	99,203	429,372	378,154

Operating income	11,527	9,700	45,582	30,047

Other income (expense):
Interest income	1,309	2,654	6,883	10,182
Interest expense (2)	(30,355)	(23,162)	(104,253)	(92,498)
Non-cash interest expense	(412)	—	(412)	—
Amortization of deferred financing fees	(3,012)	(2,275)	(11,671)	(8,534)
Gain (loss) from extinguishment of debt and write-off of deferred financing fees	32,037	—	31,623	(431)
Other income	(8,065)	(15,663)	(13,478)	(15,777)

Total other expense	(8,498)	(38,446)	(91,308)	(107,058)

Income (loss) from operations before provision for income taxes	3,029	(28,746)	(45,726)	(77,011)

Provision for income taxes	(345)	(133)	(1,037)	(868)

Net income (loss)	$2,684	$(28,879)	$(46,763)	$(77,879)

(1)

Includes $1,514, $1,354, $6,913 and $6,326 of non-cash compensation for the three months ended December 31, 2008 and 2007 and for the year ended December 31, 2008 and 2007, respectively. Also included in the fourth quarter of 2008 is a one-time settlement expense of $586 for the termination of the pension plan the Company acquired as part of its acquisition of AAT Communications Corporation in 2006.

(2)

Includes $(872) and $141 of impact of interest rate hedges for the three months ended December 31, 2008 and 2007, respectively, and $1,075 and $565 for the year ended December 31, 2008 and 2007, respectively.

	For the three months ended December 31,		For the fiscal year ended December 31,
	2008	2007	2008	2007
Net income (loss) per share:
Basic	$0.02	$(0.27)	$(0.43)	$(0.74)

Diluted	$0.02	$(0.27)	$(0.43)	$(0.74)

Weighted average number of common shares
Basic	116,498	105,961	109,882	104,743

Diluted	116,792	105,961	109,882	104,743

	For the three months ended December 31,
	2008	2007
Other Data:
Tower Cash Flow	$85,860	$63,188

Adjusted EBITDA	$77,289	$56,079

Equity Free Cash Flow	$46,984	$33,196

Equity Free Cash Flow per share	$0.40	$0.31

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2008	December 31, 2007
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$78,856	$70,272
Short term investments	162	55,142
Restricted cash	38,599	37,601
Accounts receivable, net of allowance of $852 and $1,186 in 2007 and 2006, respectively	16,351	20,183
Other current assets	20,347	30,014

Total current assets	154,315	213,212

Property and equipment, net	1,502,672	1,191,969
Intangible assets, net	1,425,132	868,999
Deferred financing fees, net	33,384	33,578
Other long-term assets	96,005	76,565

Total assets	$3,211,508	2,384,323

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$6,000	$—
Accounts payable and accrued expenses	30,492	32,321
Interest payable	5,946	3,499
Other current liabilities	48,156	40,350

Total current liabilities	90,594	76,170

Long-term liabilities:
Long-term debt	2,548,660	1,905,000
Deferred revenue	16,309	12,919
Other long-term liabilities	64,186	52,843

Total long-term liabilities	2,629,155	1,970,762

Shareholders’ equity	491,759	337,391

Total liabilities and shareholders’ equity	$3,211,508	$2,384,323

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,684	$(28,879)
Depreciation, accretion, and amortization	62,114	44,340
Accretion of discount on Optasite credit facility	412	—
Gain from extinguishment of debt net of write-off of deferred financing fees	(32,037)	—
Other non-cash items reflected in Statement of Operations	14,673	19,394
Changes in operating assets and liabilities	(8,259)	5,916

Net cash provided by operating activities	39,587	40,771

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short term investments	—	(17,476)
Sales/maturities of short term investments	144	67,675
Capital expenditures	(9,443)	(7,725)
Acquisitions and related earn-outs	(242,083)	(51,725)
Disposition of fixed assets	5	9
Payment of restricted cash	(117)	(718)

Net cash used in investing activities	(251,494)	(9,960)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on the extinguishment of debt	(147,839)	—
Borrowings under the senior secured credit facility	5,104	—
Payments on the Optasite credit facility	(1,000)	—
Proceeds from employee stock purchase/stock option plans	556	1,071
Release of restricted cash relating to CMBS Certificates	(1,311)	(4,899)
Payment related to termination of derivative instruments	(3,890)	—
Other	(12)	(72)

Net cash used in financing activities	(148,392)	(3,900)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(360,299)	26,911
CASH AND CASH EQUIVALENTS:
Beginning of period	439,155	43,361

End of period	$78,856	$70,272

	For the three months ended December 31, 2008	For the fiscal year ended December 31, 2008
	(in thousands)
SELECTED CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$5,969	$23,471

Operating tower expenditures:
Tower upgrades/augmentations	1,835	6,338
Maintenance/improvement capital expenditures	1,365	5,054

	3,200	11,392

General corporate expenditures	274	1,303

Total capital expenditures	$9,443	$36,166